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                      SECURITIES AND EXCHANGE COMMISSION



                            WASHINGTON, D.C. 20549


                                   FORM 8-K


                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



                                AUGUST 6, 1996


                       FIRST NATIONAL OF NEBRASKA, INC.
                           ONE FIRST NATIONAL CENTER
                             OMAHA, NEBRASKA 68102


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Securities and Exchange Commission Form 8-K
First National of Nebraska, Inc.

This 8-K is being filed pursuant to Item 5. Other Events as outlined in the Securities Exchange Act of 1934. The following press release was given to the Omaha World Herald on August 6, 1996:

First National of Nebraska
First National Center
Omaha, Nebraska  68102

                   First National Purchases Bank of Boulder

For Immediate Release

Tuesday, August 6, 1996

Contact either:      Bruce R. Lauritzen, or Dennis A. O'Neal
                     (402) 341-0500

================================================================================


(OMAHA, NE - August 6, 1996) - First National of Nebraska has purchased the Bank of Boulder in Boulder, Colorado, according to Bruce Lauritzen, President of First National. This is the third Colorado bank to be purchased by First National and is part of the bank's regional growth strategy.

"The purchase of The Bank of Boulder gives First National locations in five of Colorado's fastest-growing communities, which combine to serve thousands of people along the rapidly growing front range of Colorado," said Lauritzen. "This purchase makes First National the sixth-largest banking operation in the state, with assets of more than $920,000,000 and 550 employees in eleven different bank locations."

First National entered the Colorado market in October 1993 with the purchase of First National Bank of Fort Collins. In January of 1995 Union Colony Bank in Greeley was added.

Total assets for First National of Nebraska were $6,056,000,000 as of June 30, 1996. Lauritzen reported a 13% increase in revenues for the six months ending June 30, 1996, as compared to the same period in 1995.

Lauritzen said net after tax earnings for the first six months for First National of Nebraska were $29,300,000, compared to $40,300,000 for the same period of 1995. Lauritzen said the reduction in earnings was primarily related to consumer credit losses in the credit card operations.

"The credit card industry is highly competitive, and is going through a downward earning cycle at this time," said Lauritzen. "Nationwide, consumer debt ratios are at an historic high, and there has been an increased number of bankruptcy filings; this trend is expected to continue through the end of the year."

First National continues to grow market share and expand our work force in the communities we serve in Nebraska, Colorado, South Dakota, and the Kansas City area.
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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                   FIRST NATIONAL OF NEBRASKA, INC.




                                   By: \s\  Bruce R. Lauritzen
                                      ------------------------
                                            Bruce R. Lauritzen
                                            President and Treasurer, Principal
                                            Accounting and Financial Officer and
                                            Director





Date:  August 6, 1996